UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2008

ASIAMART, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30292	88-0405437
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

Room 1508 Peninsula Square
18 Sung On Street
Hunghom, Kowloon, Hong Kong
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (852) 3580-8808

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 28, 2008, three of the subsidiaries of Asiamart, Inc. (the “Company”) entered into a series of Management Service Agreements (the “Agreements”) with Best Paramount Industrial Limited (“Best Paramount”) whereby they will act as a service provider to Best Paramount. The Company shall provide technical, commercial and operational management for Best Paramount. Under the terms of the Agreements, the scope of services provided by the Company includes, but is not limited to, accounting, human resources, administrative, marketing and sales consultancy, retail operation and inventory management. The Company shall be in charge of running Best Paramount’s premises and will provide its employees to staff Best Paramount’s operation. Best Paramount shall be responsible for paying its own rent, cost of sales, commissions to travel agents and taxes. The Company shall be responsible for paying all other expenses of the operation, including, but not limited to, advertising, utilities, insurance, salaries, transportation, cleaning and administrative (“Actual Costs”) on the behalf of Best Paramount. Best Paramount shall reimburse the Company for the Actual Costs, and in addition pay Company a 5% mark-up of such Actual Costs as consideration for the Company’s services. Under the terms of the Agreements, the Company shall also have the discretion to charge Best Paramount a discretionary fee, to be negotiated in detail in three to six months pursuant to actual performance of the operation. The Agreements may be terminated by mutual agreement, by either party giving the other written notice in the event of material breach, or by giving a 60-day prior written notice without cause.

Item 8.01 Other Events

The Company plans to change its business model from being an outlet and discount shopping center operator to a retail service provider. The Company foresees a significant slowdown in retail sales, anticipates a reduction in tourist visits from mainland China to Hong Kong, and a reduction in spending per tourist, partly as a result of adverse changes in travel policy and the domestic economic environment in China. During the third quarter of 2008, the revenue of the Company significantly decreased due to these trends. In addition in the period leading up to and during the Beijing 2008 Olympic Games, the Chinese government restricted outbound travel visas, and this policy has not been reversed following the Olympics. Further, management believes that the current ongoing global financial crisis is discouraging tourist visits to Hong Kong. In the present economic climate, management believes that the Company is not likely to be able to sustain profitability with operation of its retail outlets in their current form, and believes that changing its business model will be in its best interest. Management believes the Company faces fierce competition from other local retailers seeking to make sales to a dwindling group of tourists, which is causing a trend toward lower profits. The Company is considering the closure of its two outlets in the next few months and shifting its focus to provide management services to other retail operators. Best Paramount is reputed to be an experienced retail operator that sells a wide variety of appealing items that attract tourists, including, but not limited to, cosmetics, electronics, jewelry and branded watches, and it also has the advantage of securing an excellent location in the coveted Emax within Hong Kong International Trade and Exhibition Center, an attractive location with heavy foot traffic from visiting tourists. The Company believes its new direction will position the Company to produce a more stable stream of income and achieve profitability for the Company and its shareholders.

Item 9.01 Financial Statement and Exhibits.

Exhibit Number	Description

10.1	Management Service Agreement dated October 28, 2008 by and between Allied Fine Development Limited and Best Paramount Industrial Limited.

10.2	Management Service Agreement dated October 28, 2008 by and between Manigood International Industrial Limited and Best Paramount Industrial Limited.

10.3	Management Service Agreement dated October 28, 2008 by and between Profits Dreams Development Limited and Best Paramount Industrial Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2008	ASIAMART, INC. (Registrant)

	By:	/s/ Kwan Pui Wong
Kwan Pui Wong
Chief Financial Officer